Exhibit 10.3

AGREEMENT

This Agreement (this “Agreement”), dated as of September 11, 2020, is entered into by and between Scientific Games Corporation, a Nevada Corporation (the “Company”), and Pivot Buyer LLC (the “Buyer”) (each a “Party”, and collectively, the “Parties”).
RECITALS
WHEREAS, the Buyer and affiliates of MacAndrews & Forbes Incorporated (“M&F”) are entering into a Stock Purchase Agreement on the date hereof (the “Purchase Agreement”) in respect of the purchase and sale of shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) representing no more than 34.9% of the issued and outstanding Company Common Stock (the “Stock Purchase”) (capitalized terms used but not defined herein have the meanings ascribed to them in the Purchase Agreement as in effect on the date hereof);
WHEREAS, the Stock Purchase will be effected through four separate Closings, and at no Closing shall the Buyer (or any of its designees, it being understood that any references to Buyer herein shall include any such designees) acquire shares of Company Common Stock representing more than 9.9% of the issued and outstanding Company Common Stock;
WHEREAS, the Buyer intends to effect the Closings and/or transfer the shares of Company Common Stock in a manner such that neither the Buyer (together with its affiliates or associates) nor any other Person receiving such shares (together with its affiliates or associates) will beneficially own, directly or indirectly, more than 9.9% of the issued and outstanding Company Common Stock;
WHEREAS, the Buyer intends that at no time shall the Buyer, together with its affiliates or associates, be required to file a Schedule 13D under the Exchange Act in respect of the Company;
WHEREAS, the Company confirms that, effective as of the Initial Closing, each of Ronald O. Perelman, Barry F. Schwartz and Frances F. Townsend has resigned from the Board of Directors of the Company (the “Board”) and each of Jamie Odell and Toni Korsanos has been appointed as a director on the Board; and
WHEREAS, no later than the Fourth Closing, the Board intends to appoint a new independent director to the Board, who is not affiliated with the Buyer, and to consult, subject to any applicable limitations under Gaming Laws, in good faith with the Buyer regarding the selection of such new independent director.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.Termination of Stockholders Agreement. The Parties agree that, and M&F has agreed in the Purchase Agreement to procure that, the Company Stockholders’ Agreement, other than Section 5 of the Company Stockholders’ Agreement (which shall be assigned to the Buyer), shall be terminated effective as of the Fourth Closing.
2.Press Release. The Parties shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of the Purchase Agreement. Neither Party shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement or the Purchase Agreement that is contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange (in each case, following reasonable consultation with the other Party) or with the prior written consent of the other Party.
3.Cooperation. Each Party agrees to use commercially reasonable efforts to carry out the purposes and intent of this Agreement, including the recitals hereto applicable to it. Each Party shall also cooperate with the other Party and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to promptly (a) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Party hereto in doing, all things necessary, proper or advisable to cause any applicable Gaming Approval to be obtained as promptly as reasonably practicable and (b) execute and deliver any additional instruments necessary, proper or advisable in respect of any applicable Gaming Approval.
4.Tax Matters. At any such time reasonably requested by Buyer, the Company shall promptly deliver to Buyer (a) a duly completed and executed certificate in such form and substance conforming to the requirements of Sections 1.897-2(h)(1) (without regards to any exceptions thereto), 1.897-2(g)(1)(ii), and 1.1445-2(c)(3)(i) of the U.S. Treasury regulations and (b) evidence in form and substance satisfactory to Buyer that the Company has delivered to the U.S. Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the U.S. Treasury regulations; provided that, notwithstanding anything to the contrary herein, the Company shall not be required to make such deliveries if it reasonably determines that it is a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) at the time of the request or as of any other relevant date or period of time specified in the Code or U.S. Treasury regulations.
5.Termination. This Agreement shall terminate automatically in the event that the Purchase Agreement is terminated for any reason without the consummation of any Closing thereunder.
6.Certain defined terms. As used in this Agreement, (a) “beneficial ownership”, “beneficial owner” and “beneficially own” shall have the meanings ascribed to such terms under Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (b) “affiliate” and “associate” shall have the meanings ascribed to such terms under Rule 12b-2 of the Exchange Act.
7.This Agreement may be amended, supplemented or otherwise modified only by a written instrument signed by the Buyer and the Company, with the approval of the Special

Committee of the Board comprised of Peter A. Cohen, Michael J. Regan and Kneeland C. Youngblood (or any successors thereto who are disinterested and independent as it relates to the Buyer, M&F, and their affiliates and associates under applicable law).

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.
SCIENTIFIC GAMES CORPORATION
By:    /s/ James Sottile
Name:    James Sottile
Title:    Chief Legal Officer

Pivot Buyer LLC
By: Caledonia (Private) Investments Pty Limited, its Managing Member
By:    /s/ Matthew Moses
Name:     Matthew Moses
Title:    General Counsel